Exhibit 3.48

State of Delaware Secretary of State Division of Corporations Delivered 01:06 PM 07/23/2008 FILED 01:01 PM 07/23/2008 SRV 08081006 5 – 4578642 FILE

CERTIFICATE OF FORMATION

OF

ATLAS PIPELINE MID-CONTINENT KANSOK, LLC

This Certificate of Formation of Atlas Pipeline Mid-Continent KansOk, LLC, (the “LLC”) is duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST: The name of the limited liability company formed hereby is Atlas Pipeline Mid-Continent KansOk, LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is 110 S. Poplar Street, Suite 101, City of Wilmington, Delaware 19801. The name of its registered agent at such address is Andrew M. Lubin.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the 23rd day of July, 2008.

By:	/s/ Rosemary Morice
Rosemary Morice, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 01:43 PM 09/09/2010 FILED 01:33 PM 09/09/2010 SRV 100894911 – 4578642 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:

Atlas Pipeline Mid-Continent KansOk, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

1. The name of the Limited Liability Company is:

    Slider WestOk Gathering, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 8th day of September, A.D. 2010.

Atlas Pipeline Mid-Continent KansOk, LLC

By:	Atlas Pipeline Mid-Continent LLC, its Sole Member

By:	/s/ Gerald R. Shrader Chief Legal Officer
Authorized Person(s)

Name:	Gerald R. Shrader
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